Exhibit 8.1

July 29, 2008	+1 617 526 6000 (t)
+1 617 526 5000 (f)
wilmerhale.com

LTX Corporation

825 University Avenue

Norwood, MA 02062

Re:	Merger pursuant to Agreement and Plan of Merger among LTX Corporation, Zoo Merger Corporation, and Credence Systems Corporation

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Joint Proxy/Prospectus relating to the Agreement and Plan of Merger dated as of June 20, 2008 (the “Merger Agreement”) by and among LTX Corporation, a Massachusetts corporation (“LTX”), Zoo Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of LTX (“Merger Sub”), and Credence Systems Corporation, a Delaware corporation (“Credence”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Credence (the “Merger”). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Wilmer Cutler Pickering Hale and Dorr LLP by Credence, LTX and Merger Sub containing certain representations of Credence, LTX and Merger Sub relevant to this opinion (the “Representation Letters”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

In our capacity as counsel to LTX in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended, otherwise changed or interpreted differently prior to the Effective Time, or at any other time, or that such amendments, changes or interpretations will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the Effective Time in the application or interpretation of the income tax laws of the United States.

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

Beijing   Berlin   Boston   Brussels  London  Los Angeless  New York  Oxford  Palo Alto  Waltham  Washington

LTX Corporation July 29, 2008

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court. This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In rendering this opinion, we have assumed that Morrison & Foerster LLP has delivered to Credence, and has not withdrawn, an opinion that is substantially similar to this one.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity other than your shareholders, and may not be made available to any other person or entity other than your shareholders without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:  /s/  ROBERT D. BURKE

        Robert D. Burke, a Partner